EXHIBIT 99.1

Avatech Solutions, Inc. - Corporate Headquarters 10715 Red Run Blvd, Suite 101 Owings Mills, MD 21117 phone: 410-902-6900 fax: 410-902-8324 www.avatechsolutions.com

FOR IMMEDIATE RELEASE

Avatech Solutions Reports Improved Third Quarter Sales & Earnings

Revenues Up 33 Percent, Earnings per Share $0.14 versus $0.01

OWINGS MILLS, MARYLAND – May 16, 2005 – Avatech Solutions, Inc. (OTC-BB: AVSO) today announced results for the third quarter ended March 31, 2005, highlighted by improved sales and profitability.

Avatech, the recognized leader in design and engineering technology for the manufacturing, building design and engineering markets, reported revenues of $10.4 million for the third quarter of fiscal 2005, a 33 percent increase compared to revenues of $7.8 million for the third quarter of fiscal 2004. Revenues for the quarter include $1.9 million from the sale of proprietary software to Autodesk, Inc.

The Company said the increase in revenues was due to increased contributions from service and commission sales, along with strong product sales. Not including the additional revenue from the sale of software to Autodesk, the Company reported a nine percent increase in sales for the quarter compared to the same period last year.

Avatech also posted its second consecutive quarter of profitability, reporting net income of $2.0 million, or $0.14 per diluted share, for the third quarter of 2005 versus net income of $150,899, or $0.01 per diluted share, for the same period last year. While substantially increasing revenue, Avatech held its total cost of revenues to 2004 third-quarter levels, leading to a 75.3 percent increase in gross margin, the increase being largely due to the sales of proprietary software to Autodesk, Inc.

For the first nine months of fiscal 2005, the Company reported net income of $1.2 million, or $0.09 per diluted share, on revenues of $15.0 million compared to a net loss of $364,018, or $0.04 per diluted share, on revenues of $13.8 million for the same period of fiscal 2004.

“We continued to accelerate our pace of growth in the third quarter, thanks to new product and service offerings, improved productivity from sales and service professionals and a focused effort to reduce costs,” said Scotty Walsh, CEO of Avatech Solutions. “We are pleased with the results, and expect to generate positive operating income for the remainder of fiscal year 2005.

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Avatech Q3 FY05 Earnings / Page 2

“Moving forward, we remain focused on growing our core business as an Autodesk reseller while diversifying our product offerings, expanding professional services as a percentage of total revenue, mergers and acquisitions, and opening new offices to grow our reach.”

Avatech reported selling, general and administrative (SG&A) expenses for the quarter increased 27.7 percent due to investments in adding more field sales and technical staff and the cost of their training and development. Higher commission compensation and additional marketing, travel, and facilities expenses also contributed to the increase.

Product Revenue

Avatech reported product revenues increased 6.1 percent in the third quarter. During the period, Avatech became an authorized reseller of Autodesk’s new ProductStream data management application, and will hire more employees and launch marketing initiatives to capitalize on this new product offering.

During the quarter the Company also entered into a new Channel Partner Agreement with Autodesk. The new agreement provides significantly enhanced opportunities to increase margins on product sales.

Professional Services Revenue

Service revenues increased 15.0 percent for the three months ended March 31, 2005 as compared to the same period last year, largely due to increased hiring of employees and a realignment of existing personnel into the professional services group.

The Company remains focused on recruiting and retaining highly qualified professional service personnel and as evidence, 11 employees were certified as Inventor Certified Experts by Autodesk during the quarter. Avatech also expects to initiate marketing programs in the remaining three months of fiscal 2005 to help stimulate demand for its service offerings, especially in the areas for training classes and implementation services.

The Company also reported the software sold to Autodesk for $1.9 million in the quarter was originally developed by Avatech’s research and development team within the professional services group. Avatech said it is developing other products for sale to its customers and to third-party software vendors. In April 2005, the Company announced the release of Vault Access, which allows users of Autodesk’s Inventor software to access, view, and print data in Autodesk Vault, a data management software application.

Commissions Revenue

Commission revenue increased 12.9 percent in the third quarter 2005. The Company said it was able to capitalize on industry-wide increases in demand for Autodesk products due to an improving economy and the retirement of Autodesk software version 2000i. Additionally, subscription revenue, which is reported net of cost as commission revenue, increased 36 percent due to both greater market demand for Autodesk products and improved management of the Company’s sales force.

Avatech Q3 FY05 Earnings / Page 3

Additional Developments

In April 2005, Avatech announced it had completed the announced acquisition of all of the assets of Charlotte, N.C.-based Comtrex Corp. The acquisition expands Avatech’s presence into the North Carolina area and effectively extends Avatech’s location network to cover most of the East Coast.

Avatech expects this acquisition to increase revenue by approximately $3 million on an annual basis, and to be accretive to earnings in the fourth quarter of fiscal 2005 and in succeeding periods. The Company also hired 14 employees formerly employed by Comtrex.

Walsh concluded: “Over the quarter we made substantial progress on our overall growth plan. We expect to continue to show profitable operating results with positive operating income on revenues of approximately $33 million for fiscal 2005. Our goals for fiscal 2006, if met, will generate positive operating income on revenues of approximately $40 million, and we hope to reach revenue levels of approximately $100 million by fiscal 2008 through organic growth of our existing lines of business and targeted acquisitions.”

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB: AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in CAD software, data management and process optimization for the manufacturing, engineering, building design and facilities management industries. Headquartered in Owings Mills, Md., the company specializes in software systems integration, standards development and deployment, education and technical support. Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The company serves 18,000 clients worldwide including the industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatechsolutions.com for more information.

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and its industry, and other factors that could affect the Company’s financial results, are included in its Securities and Exchange Commission filings, including, but not limited to, the annual report on Form 10-K for the fiscal year ending June 30, 2004 and other Securities and Exchange Commission filings. Investors and shareholders may obtain a free copy of the documents filed by Avatech Solutions, Inc. with the Commission at the Commission’s web site at www.sec.gov. The documents also may be obtained for free by directing a request to Melody Craigmyle, Vice President of Marketing at 410-581-8080 or email MCraigmyle@avatechsolutions.com.

All brand names, product names, or trademarks belong to their respective holders.

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Media Contacts:

Melody Craigmyle
Avatech Solutions, Inc.
Phone +1 (410) 581 8080
Fax +1 (410) 581 8088
mcraigmyle@avatechsolutions.com

Avatech Q3 FY05 Earnings / Page 4

Avatech Solutions, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30, 2004	March 31 2005
	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$689,995	$635,885
Accounts receivable, less allowance of $100,000 at June 30, 2004 and $126,000 at March 31, 2005	3,906,724	4,910,758
Other receivables	366,475	264,067
Inventory	215,321	441,967
Prepaid expenses and other current assets	469,590	238,760

Total current assets	5,648,105	6,491,437

Property and equipment:
Computer software and equipment	2,396,593	2,674,464
Office, furniture and equipment	881,036	856,950
Leasehold improvements	197,245	277,570

	3,474,874	3,808,984
Less accumulated depreciation and amortization	2,921,705	3,136,351

	553,169	672,633

Goodwill	52,272	52,272
Other assets	313,073	409,125

Total assets	$6,566,619	$7,625,467

Avatech Q3 FY05 Earnings / Page 5

Avatech Solutions, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30, 2004	March 31, 2005
	(audited)	(unaudited)
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$5,257,848	$3,767,086
Accrued compensation and related benefits	347,020	302,770
Borrowings under line-of-credit	1,640,180	2,690,206
Note payable to related party	—	896,308
Current portion of long-term debt	92,544	1,639,600
Deferred revenue	956,636	1,063,588
Other current liabilities	333,106	371,978

Total current liabilities	8,627,334	10,731,536

Long-term debt	1,606,206	—
Note payable to related party	878,725	—
Other long-term liabilities	318,316	290,394
Commitments and contingencies	—	—

Minority interest	1,525,000	—

Stockholders’ deficit:
Series D Convertible Preferred Stock, $0.01 par value; 1,297,537 shares authorized, issued and outstanding at June 30, 2004 and March 31, 2005	12,975	12,975
Common stock, $0.01 par value; 80,000,000 shares authorized; 9,460,380 and 10,868,326 shares issued and outstanding at June 30, 2004 and March 31, 2005, respectively	94,605	108,683
Additional paid-in capital	3,737,574	5,495,434
Accumulated deficit	(10,234,116)	(9,013,555)

Total stockholders’ deficit	(6,388,962)	(3,396,463)

Total liabilities and stockholders’ deficit	$6,566,619	$7,625,467

Avatech Q3 FY05 Earnings / Page 6

Avatech Solutions, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended March 31,
	2004	2005
	(unaudited)	(unaudited)
Revenues:
Product sales	$5,086,415	$5,396,019
Service revenue	1,336,533	1,536,590
Commission revenue	1,413,097	1,605,537
Sale of developed software	—	1,900,000

	7,836,045	10,438,146

Cost of revenues:
Cost of product sales	3,472,919	3,172,977
Cost of service revenue	912,379	1,156,822
Cost of developed software	—	59,353

	4,385,298	4,389,152

Gross margin	3,450,747	6,048,994

Other operating expenses:
Selling, general and administrative	2,970,289	3,791,959
Depreciation and amortization	81,691	94,138

	3,051,980	3,886,097

Operating income	398,767	2,162,897

Other income (expense):
Minority interest	(38,125)	—
Interest and other income	5,260	15,289
Interest expense	(98,158)	(149,655)

	(131,023)	(134,366)

Income from continuing operations before income taxes	267,744	2,028,531
Income tax expense	10,828	4,002

Income from continuing operations	256,916	2,024,529

Loss from operations of discontinued operating segments	(86,554)	—

Net income	170,362	2,024,529
Preferred stock dividends	19,463	19,463

Net income attributable to common stockholders	$150,899	$2,005,066

Earnings from continuing operations per common share, basic	$0.03	$0.18

Earnings per common share, basic	$0.02	$0.18

Earnings from continuing operations per common share, diluted	$0.02	$0.14

Earnings per common share, diluted	$0.01	$0.14

Avatech Q3 FY05 Earnings / Page 7

Avatech Solutions, Inc. and Subsidiaries

Consolidated Statements of Operations

	Nine Months Ended March 31,
	2004	2005
	(unaudited)	(unaudited)
Revenues:
Product sales	$13,774,812	$15,028,018
Service revenue	4,096,710	4,275,181
Commission revenue	3,697,908	4,173,442
Sale of developed software	—	1,900,000

	21,569,430	25,376,641

Cost of revenues:
Cost of product sales	9,887,768	9,777,451
Cost of service revenue	3,019,153	3,288,052
Cost of developed software	—	59,353

	12,906,921	13,124,856

Gross margin	8,662,509	12,251,785

Other operating expenses:
Selling, general and administrative	8,135,275	10,373,439
Depreciation and amortization	231,317	228,284

	8,366,592	10,601,723

Operating income	295,917	1,650,062

Other income (expense):
Minority interest	(114,375)	(58,882)
Interest and other income	9,553	17,866
Interest expense	(258,642)	(367,478)

	(363,464)	(408,494)

Income (loss) from continuing operations before income taxes	(67,547)	1,241,568
Income tax expense	31,828	21,007

Income (loss) from continuing operations	(99,375)	1,220,561

Loss from operations of discontinued operating segments	(227,801)	—

Net income (loss)	(327,176)	1,220,561
Preferred stock dividends	36,842	58,389

Net income (loss) attributable to common stockholders	$(364,018)	$1,162,172

Earnings (loss) from continuing operations per common share, basic	$(0.02)	$0.11

Earnings (loss) per common share, basic	$(0.04)	$0.11

Earnings (loss) from continuing operations per common share, diluted	$(0.02)	$0.09

Earnings (loss) per common share, diluted	$(0.04)	$0.09